FORM 10-SB/A
AMENDMENT TO GENERAL FORM FOR REGISTRATION
OF SECURITIES OF SMALL BUSINESS
ISSUERS PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
EXCHANGE ACT OF 1934


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
                                 MEDCARE TECHNOLOGIES, INC.
_____________________________________________________
(Exact name of registrant as specified in its charter)
                                              DELAWARE87-0429962B
       __________________________________
       (State or other jurisdiction of(I.R.S. Employer incorporation or organization)Identification No.)


   Suite 1408 -- 400 Burrard Street, Vancouver, BC, CanadaV6C 3G2
   ______________________________________________________
      (Address of principal executive offices)(Zip Code)


Registrant's telephone number, including area code: (604) 643-1765
     _____________

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each className of each exchange on which to be so registeredeach class is to be registered

          Common StockNone
          $0.001 par value

Securities to be registered pursuant to Section 12(g) of the Act:

100,000,000 Shares of Common Stock,
including 800,000 options
1,000,000 Shares of Preferred Stock

     After reviewing the comments submitted by the SEC, the Company hereby withdraws its registration statement and will refile after having an opportunity to make the appropriate changes.

SIGNATURES
                                      The issuer has duly caused this offering
statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on _____________________, 19____.


     MEDCARE TECHNOLOGIES, INC.


     By
     Harmel S. Rayat, President


     This offering statement has been signed by the following persons in the capacities and on the dates indicated.



_______________________________
   Kundan S. Rayat, Secretary and DirectorDate



_______________________________
    Valerie Boeldt-Umbright, DirectorDate



_______________________________
     Diane Nunziato, DirectorDate



______________________________
     Michael M. Blue, DirectorDate